Exhibit 10.3

Sale Contract

(English Summary)

Party A: Great Shengda as supplier

Party B: Suzhou Samsung Electronic Import Factory as purchaser

Date of Signing	May 25, 2009

Details of Purchase	1.

The amount and time limit are stipulated in the order from the purchaser, and all the orders are parts of this contract. When conflict happens between the orders and this contract, terms of the orders will prevail.

	2.

The purchaser should provide the order plan which contains the details of relevant raw materials to the supplier in advance. But the order plan is only estimation; the purchaser shall not be restricted by the order plan.

	3.	If the supplier considers the orders can not be finished on time, the supplier should inform the purchaser the reason when receiving the order and the two parties will consult to solve the problem.

Goods delivery	The supplier should deliver the products to the designated location within the time limit specified in the contract.

Inspection	1.	Inspections should be conducted by the two parties together. The purchaser could use un-inspected material to manufacture with the permission of the supplier and take relevant responsibilities.
	2.

The supplier should take back non-conforming products and compensate the purchaser. The purchaser will keep custody of the non-conforming products before the problem is solved. If the products are lost or damaged during the custody period, the supplier will be responsible unless it is caused by the purchaser.

Unit Price	1.	The unit price is measured in US dollars.
	2.	Neither party can change the payment currency without negotiation.
	3.	The unit price can be negotiated and changed by approval of the two parties.
	4.

If the cost of the supplier changes significantly due to price fluctuation of raw materials, exchange rate fluctuation and manufacturing capacity, the unit price may be changed upon negotiation of the two parties.

Payment	1.	The payment of goods shall be made in cash twice a month.
	2.	The purchaser should make the payment 45 days after the products are inspected and accepted and the invoices are received.
	3.

The supplier should provide invoices within the time limit. If the supplier fails to provide invoices 6 months after delivery of products, the supplier is deemed to give up receiving any payment for the products. The supplier should give the purchaser a written notice 10 days after the providing of invoices.

	4.

The purchaser will not make any payment except the payment specified in the contracts. The supplier will be deemed as giving up the interest, penalty and compensations, unless the supplier gives the purchaser a written notice in 30 days after the payment.

Contract Term	One year after the signing of the contract.

Dispute Resolution	Resort to the purchaser’s local court